Exhibit 99.1

FOR IMMEDIATE RELEASE

March 23, 2005

GENERAL MILLS ANNOUNCES TENDER OFFER FOR UP TO $500 MILLION
OF ITS 6% NOTES DUE 2012

        MINNEAPOLIS, MINN. – General Mills, Inc. (NYSE: GIS) announced today that it has commenced a cash tender offer for up to $500 million aggregate principal amount of its outstanding 6% notes due 2012 (CUSIP No. 370334AS3). The terms and conditions of the tender offer are described in an offer to purchase dated March 23, 2005 and the accompanying letter of transmittal.

        The total consideration payable for notes validly tendered and accepted for payment will be determined by reference to a fixed spread of 29 basis points over the bid side yield (as quoted on the Bloomberg Government Pricing Monitor on page PX1 on the price determination date at 2:00 p.m. New York City time) of the 4% U.S. Treasury Note due February 15, 2015, calculated to the maturity date of the notes, as more fully described in the offer to purchase. The price determination date is expected to be April 6, 2005. The total consideration includes an early tender premium of $7.50 per $1,000 principal amount of notes (the “Early Tender Premium”) payable only to holders of notes that validly tender and do not validly withdraw such

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notes before 5:00 p.m. New York City time on April 5, 2005 (the "Early Tender Date"). Holders may not withdraw tendered notes after the Early Tender Date.

        The tender offer will expire at midnight New York City time on April 20, 2005 (the “Expiration Date”), unless extended or earlier terminated. Upon consummation of the tender offer, holders that validly tender and do not validly withdraw their notes and whose notes are accepted for payment will receive accrued and unpaid interest from the last interest date before the tender offer up to, but not including, the settlement date. The settlement date is expected to be the first business day following the Expiration Date.

        The tender offer is not contingent upon the tender of a minimum principal amount of notes, but if the aggregate principal amount of notes validly tendered and not validly withdrawn exceeds $500 million, General Mills will accept notes for purchase on a pro rata basis based on the principal amount of notes tendered. Subject to and in accordance with applicable law, General Mills reserves the right to extend, amend or terminate the tender offer.

        General Mills is making the tender offer as part of its ongoing plan to reduce outstanding debt levels. On February 28, 2005 General Mills completed the termination of its European snack food joint venture with PepsiCo, Inc. General Mills received net proceeds of approximately $710 million from that disposition, and plans to use a portion of those proceeds to finance the purchase of the notes pursuant to the tender offer.

        General Mills has retained Barclays Capital to serve as the dealer manager for the tender offer, Georgeson Shareholder Securities Corporation to serve as the information agent, U.S. Bank to act as the depositary and Dexia Banque Internationale to act as Luxembourg tender agent in connection with the tender offer.

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        Questions regarding the tender offer may be directed to: Barclays Capital at (866) 307-8991 (toll free) or (212) 412-4072.

        Copies of the offer to purchase and related documents may be obtained at no charge by contacting the information agent by telephone at (800) 676-0098 or (212) 440-9800. These documents contain important information, and holders should read them carefully before making any decision with respect to the tender offer.

        This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. That offer is being made solely by means of the offer to purchase. In those jurisdictions where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer is to be deemed made on behalf of General Mills by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

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